EXHIBIT 99.1 FINAL TRANSCRIPT

Conference Call Transcript AA - Q3 2009 ALCOA Inc Earnings Conference Call Event Date/Time: Oct. 07. 2009 / 5:00PM ET

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FINAL TRANSCRIPT

Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Matthew Garth

ALCOA Inc - Director, IR

Charles McLane

ALCOA Inc - EVP, CFO

Klaus Kleinfeld

ALCOA Inc - President, CEO

CONFERENCE CALL PARTICIPANTS

Michael Gambardella

JPMorgan - Analyst

Charles Bradford

Affiliated Research Group - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

Paretosh Misra

Morgan Stanley - Analyst

Jorge Beristain

Deutsche Bank - Analyst

Brian Yu

Citigroup - Analyst

Kuni Chen

Merrill Lynch - Analyst

David Lipschitz

CLSA - Analyst

Navaneel Ray

TIAA-CREF - Analyst

Harry Mateer

Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2009 Alcoa Incorporated earnings conference call. I will be your operator for today. (Operator Instructions). I would now like to turn the call over to Mr. Matthew Garth, Director of Investor Relations. Please proceed, sir.

Matthew Garth - ALCOA Inc - Director, IR

Thank you, Keshia. Good afternoon, and welcome to Alcoa’s third quarter earnings conference call. I’m joined by Chuck McLane, Executive Vice President and CFO, who will review third quarter financial results, and Klaus Kleinfeld, President and CEO, who will discuss current market conditions and our progress in strengthening Alcoa’s cost structure and balance sheet. After comments by Chuck and Klaus, we’ll take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements related to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and Alcoa’s most recent Form 10-K and other SEC filings. In addition, we have included some non-GAAP financial measures in our

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

discussion. Reconciliations to the most comparable GAAP financial measures can be found in today’s press release in the appendix in today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Now I would like to turn it over to Chuck.

Charles McLane - ALCOA Inc - EVP, CFO

Thanks, Matt. I would like to thank everyone else for joining us today. Our third quarter results reflect the success of our cash sustainability initiatives. The work we’ve done to reposition our cost structure and transform our performance has driven improved cash generation across the Company. We’re exceeding our targets while also mitigating the negative impact of foreign currency and energy head winds. Our holistic approach to managing in the downturn strengthens our financial and strategic position both today and tomorrow. This quarter’s results make it clear that we’re succeeding against this goal.

Let’s now move to the third quarter review. As you have seen by now, we generated income from continuing operations of $73 million, or $0.07 per share. Excluding restructuring and special items, income from continuing ops was $39 million, or $0.04 per share. The uptick in the realized price of aluminum, improved demand in several end markets, and continued benefits from our cash sustainability initiatives were the primary drivers of this performance.

Unfavorable currency and energy impacts partially offset these benefits, although we are challenging ourselves to deliver savings to mitigate these head winds. In fact, we have exceeded expectations on each of our cash sustainability targets. This performance helped to produce EBITDA of $454 million and cash from operations of $184 million. The final tranche of proceeds related to the exit of the Shining Prospect venture were received as expected in July. Our debt to cap declined 140 basis points to 38.3%, and we ended the quarter with $1.1 billion of cash on hand, both clearly illustrating our strengthened liquidity position. On the revenue side, realized aluminum price was up 18% sequentially, and every end market with the exception of aerospace and IGT market showed a sequential increase.

Let’s move to the next slide, which illustrates the market activity. The markets are still extremely distressed as it relates to last year’s activity. Yet we are seeing modest improvements on a sequential basis. Shipments in our midstream business, the Flat-Rolled Products group, rose 6%, evidence of the slight uptick in activity. In the aerospace market, we are seeing an increase in the destocking activity as the supply chain swelled to levels anticipating a higher build rate than those estimated in the current forecast. As a result, we expect that revenues to this market will be at lower levels for the next 6 to 12 months.

Let’s move to the income statement. I’ll highlight the key items as you have the detailed income statement in the press release. To begin, you can see the significant improvement of $385 million in income from continuing ops. COGS as a percent of sales declined 920 basis points in the quarter, and exceptional performance driven by higher LME prices and by savings realized from our procurement and overhead initiatives. SG&A as a percent of sales fell 60 basis points, and stayed relatively flat, despite the increase in sales. A testament to the reduced spending mindset that has taken hold across the Company.

Moving to the effective tax rate, as I stated throughout the year, with profitability drivers being volatile in the businesses, for instance, prices, currency, energy, et cetera, and applying the rules around when you can and cannot benefit from losses in various tax jurisdictions, our ETR has been and will probably continue to be volatile. For this quarter, excluding discrete items, our ETR was a negative 14.3%, bringing our operational rate for the year to 35.3%. We expect our operational rate to remain at that level for the full year.

You may remember in the second quarter our tax rate went in the opposite direction, as we revised our annual rate from 34.5% to 32%. As those rates are estimated each quarter for the full year, it can cause an individual quarter to experience a deviation. For your reference, we’ve attached an appendix to help guide you through the quarter by quarter rates.

Let’s now review the restructuring of special items in the quarter. Restructuring charges in the quarter were $17 million before tax and $1 million after tax in noncontrolling interest. Included in the after-tax amount is a tax benefit of $8 million, related to one of our businesses held for sale. We recorded a gain on the completion of the Suralco transaction of $35 million. The net of these items totaled $34 million, or $0.03 per share. Many of our restructuring charges this year have centered around the significant head count reductions and at reducing our cost structure. To give you an updated perspective, let’s now turn to a chart depicting head count reduction for the Company.

As you know, we began to take action last year to quickly redesign operations and improve workflow to structurally reduce head count. For the last five quarters, we’ve identified reductions of 22,200, which includes contractors, over 19,000 of which have been completed. These reductions will achieve run rate savings of $540 million by year end. In 2009, we expect $320 million of cash savings, a testament to swift decision-making across the Company. Although it’s not an exact science, we estimate that 75% of the positions are permanent reductions. In these initiatives, as in

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

every initiative in our cash sustainability program, the overriding objective is to execute structural changes to our cost base, thereby providing Alcoa with a competitive advantage.

Let’s now move to the bridges, starting with the sequential bridge. This slide bridges the sequential improvement of 295 million in our income from continuing operations, excluding restructuring and special items. The single largest driver was higher LME pricing, which was partially offset by the significant weakening of the dollar in the quarter. To give you a reference point, the dollar depreciated against the real by 10%, the A dollar by 12% and the C dollar by 9% in the quarter. The favorable volume impact relates to the modest recovery we experienced in our end markets and higher volumes in alumina.

Lastly, but extremely important, is the significant sequential improvement from productivity, largely resulting from our cash sustainability efforts. Let’s take a look at the year-over-year bridge to get a better view of our progress against the cash sustainability initiatives. On the year-over-year basis, LME was the single largest contributor to reduced profitability. Realized pricing of $1735 per ton was 41% lower than the first nine months of 2008. Volumes and mix in every market fell as the economy moved into a recession, with total Alcoa revenues falling 39% on a year to date basis.

Curtailments aimed at improving our cash position resulted in noncash impact of $113 million. This cost primarily represents the noncash fixed costs that continue to be incurred once the facility is partially or fully curtailed. These significant negative impacts were partially offset by almost $1.2 billion of favorable productivity and currency. Another testament that our cash sustainability initiatives are having a significant and positive impact to earnings.

I would now like to start with the segment slide, so let’s start with Alumina. Alumina production rose 9% on increases at Point Comfort and the inclusion of 100% of Suralco’s production. Average third party realized pricing improved 13% and higher demand from third party customers drove a 9% sequential increase in shipments. For the quarter, ATOI increased $72 million, primarily driven by higher realized prices in shipments, cost savings of $10 million, and a $58 million benefit from the Suralco transaction. Mitigating this improvement were negative currency impacts of $28 million and higher energy costs of $13 million. As we move to the fourth quarter, we expect our cash sustainability initiatives to continue to deliver spend reduction and labor productivity. Lastly, the recently commissioned Juruti bauxite mine and Sao Luis refining expansion will continue to ramp up through year end, negatively impacting the segment by $13 million in the fourth quarter.

Let’s move to the Primary segment. The third party realized aluminum price was up $305 a ton, or 18%, as LME pricing and regional premiums continued to improve. The full effect of announced curtailments lowered production by 25,000 tons. Our total curtailments are now complete and represent a reduction of approximately 20%. ATOI increased $170 million sequentially, due primarily to improved pricing. Negative currency impacts of $29 million and higher energy costs somewhat offset the benefit of higher prices. Looking to the fourth quarter, cash sustainability initiatives will continue to generate savings, with significant benefits expected in carbon and other strategic materials. Higher energy costs will continue to negatively impact the segment.

Let’s now move to the Flat-Rolled Products segment. Flat-Rolled Products generated $10 million in ATOI this quarter, a $45 million improvement sequentially. On improved order intake and ongoing cash sustainability benefits. Shipments rose 6% sequentially, as every key market except aerospace experienced the revenue improvement. Overhead initiatives have resulted in a 19% decrease in total head count for the group. Overall, the benefits of improved shipments and cash sustainability initiatives more than offset a product mix deterioration and the negative currency impact. Next quarter, we expect continued gains from cost initiatives, however, markets will remain weak, and we expect to experience the typical year end holiday shutdowns.

Turning to the EPS segment, revenue declined 6% sequentially, due primarily to continued destocking in the aerospace supply chain. As you may recall, roughly half of this segment’s revenue is derived from aerospace, so the destocking activity significantly impacts this segment’s results. ATOI for the quarter of $75 million was 15% below the sequential quarter results driven by continued aerospace destocking, IGT market declines and normal seasonal declines. This impact was partially mitigated by improved demand in commercial transportation and strong results from our spend reduction efforts. In the fourth quarter, we will be negatively impacted by year end holiday shutdowns and markets will remain weak with the only improvement coming from commercial transportation markets. Cost savings and working capital improvements will continue to be a major focus in the fourth quarter.

Let’s now move to the cash flow statement. For the quarter, we produced cash from operations of $184 million. Depreciation increased as we began placing equipment into service from our growth projects. Working capital generated $100 million in the quarter, as continued benefits from our cash sustainability initiatives more than offset the impact of higher LME prices. The other adjustments line includes interest payments and the gain from the Suralco transaction. As you’ll recall, last quarter, the other adjustments line included the loss from the sale of our wire harness business and restructuring charges.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

CapEx totaled $370 million, as we continue to aggressively manage spending and defer nonessential capital. These actions have helped to offset negative currency impacts on CapEx of approximately $170 million this year. Lastly, debt to cap stood at 38.3%, a reduction of 140 basis points from the end of last quarter. The trends in cash flow, debt levels, and cash on hand are all positive.

Let’s now move to my final slide. This last slide illustrates the positive response we have been seeing in the marketplace as a result of our holistic cash sustainability program. The yellow line on the left-hand side shows the Alcoa debt yield in the secondary market. The blue line shows the Alcoa stock price. And the red one on the right-hand side shows our five-year credit default swaps, which have narrowed 80% from the high point earlier this year and are narrowing more as we speak.

Since last quarter, the positive trends in these barometers have continued, illustrating the strengthened position of our balance sheet. To summarize this quarter’s performance, we are exceeding our cash sustainability targets. We’re driving those savings to the bottom line, as evidenced by a return to profitability this quarter, and lastly, our liquidity position continues to strengthen. Now I would like to turn it over to Klaus.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you very much, Chuck, and good afternoon to everybody on the phone. As you can see, this has been a busy and successful quarter. I have structured my presentation in three parts. Basically, start out with an overview on the end markets that we touch, then go into industry fundamentals, and last, but not least, talk about all the actions that Alcoa has put in place.

Let’s start with the end market overview, aerospace. We expect single and twin aisle market to be flat year-over-year. The OEMs have a sizable backlog and the expectations are that they will deliver around 960 planes this year. Keep in mind as you look at the two big, big players here, Boeing and Airbus, they have a six-year backlog, and that will get them well through the downturn, until the orders start to recover. The regional business jets, as well as we see a cyclical slowdown with significant reduction on deliveries. There’s a destocking currently going on throughout the whole aerospace supply chain, Chuck just mentioned it and that we believe will continue. Customers have up to 12 months of supply at this point in time.

Let’s move on to automotive. In automotive, expectations are that demand will drop to a level of 54 million cars. This is about 17% less than last year. The Cash for Clunkers programs that have been prevalent pretty much in many places have been a main driver of the stabilization. If you just look at what happened here in the US – August topped with 1 million cars sold, first time since August 2008 and as expected after the program came to an end, September sales dropped pretty substantially by 40%. But one thing that I think we have to keep in mind, the dealer inventories are very low now. They need restocking. Today they are at a level of 38 days versus industry norm of 60 days. Dealers will restock in the next 90 to 120 days, always provided that it will be supported by new vehicle sales.

Trucks and trailers, market remains weak. We expect the build rates for heavy trucks to be reduced by 30% year-over-year to a level of 1.1 million trucks this year. There are some hopeful signs, if you look at Class A trucks here in the US, 10,000 trucks were sold in August. That has been the highest number this year. But if you compare it with the historical typical normal levels, it’s still a very, very low level, typical level is around 225,000 trucks in the US per annum alone. However, just recently, the freight volume numbers were published. The August numbers were published for the US, and they have been climbing to the highest level in six months.

ATA came out with a published index seasonally adjusted in August and it climbed up to 104.1 points. That’s good news on that end. Beverage market continues to have a relatively stable performance. Commercial building and construction we clearly see a decline, we do believe the stimulus money is slowly trickling through and we will see an impact in 2010. Industrial gas turbines, clearly the market has weakened and that’s pretty much driven by three factors. Slow economic growth, elusive project financing and uncertainty costs by the various debate around different legislations on carbon legislation.

So if you sum all of that up, 2009 clearly has been a challenging environment. We do clearly see growth, substantial growth, I might add, in China, a stabilization in North America. Second half of the year is clearly better than the first half in many industries and also many regions. That’s why what we’ve done now on the next chart, we’ve now done a comparison, instead of a year on year comparison, we’ve done a comparison in this chart here which pretty much shows the first half against the second half. And what you can already tell by looking at the two charts, I mean one after another, there’s more green and less red on it, which clearly indicates if you look at it, second half against first half, it looks quite a bit better.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

If you just look at automotive, North America, Cash for Clunkers program effect here second, very strongly a second half effect. In Europe, because the program started very, very early, the first half has already been affected. It ended at the same time, so you don’t see that impact there. So all across the board, the government stimulus, China, as I said already before automotive, very good. They also have, for small cars, they have a tax incentive in place and they also have some very, very good in general bringing consumption up to higher levels in automotive also is affected by that. So government stimulus programs have been a very strong effect of stabilizing the automotive industry in this year 2009. Heavy trucks and trailer, we just talked about the stabilization of freight demand and there’s also one other driver, which is the push for fuel efficiency. That’s why we believe this is going to be the picture of second half compared to first half. So overall, stabilization, but, again, on rather low levels compared to the pre-crisis situation.

So let’s move to the second part, which is the aluminum fundamentals. You’ve seen that chart before. It shows the demand side, the consumption outlook. We have slightly improved that, a couple of weeks ago we actually modestly increased our view on aluminum China demand so that we believe now it’s going to come out with a plus 4% of for the whole year, which brings the global demand growth rate in this year to a minus 6% and that equals roughly 35 million tons, but also here, let’s look at a first half to second half demand comparison, because I think that shows a little bit more pronounced way.

Because what it leads to is that you can see here on this chart broken down by the different region, it basically shows that we expect the growth rate in demand first half to second half of 11%. And that’s driven by a number of factors. It’s driven by the emerging market growth, which clearly happens and has already started in some countries like in China, already started in the first half. That’s why the incline to the second half is not that strong, but also stabilization in the western world supported by very tight scrap conditions and I think we talked about that in the last, in the last earnings call. That obviously drives primary metals demand, which is depicted here, and also the stock levels that we talk about more as we go through the presentation that needs – at a very very low level the demand that we see here is not driven — that we’ve seen so far has not been driven by the replenishing of the low stocks, but we believe that that’s going to kick in.

So as the next thing, let’s look at the supply/demand balance. And that’s the usual fashion, start with aluminum. Let’s break it down in China and western world and I’ll go through it. So China moved to a modest surplus and that’s been driven by the imports and the restarts that we’ve seen. The surplus in our view will disappear once the economy comes to full speed. So the policy that China is following and has been following is clearly a policy of, of balance, supplying the internal demand. You saw how quickly China worked to curtail capacity once the economy was coming down.

In line with that, also an announcement came out last week and the announcement was that there will be no new licenses given out for smelters in China for the next three years and also an announcement that older technology smelters will be curtailed. That also deals with the things that are happening on a latter front. Let’s go over to the right-hand side to the western world side, because things that have been happening in the western world are now completed and why don’t we look at the — we have made the same chart also as comparison second half to first half and just a little bit better understanding, pronounced understanding on what’s going on there. We believe when you look at this chart, look at the numbers there, worldwide, the world is really moving much closer to a balance situation on alumina [aluminum]. The curtailments in the west are now at a full run rate. Demand is kicking in and that’s why you see the delta on that surplus versus the first half going, going down. Let’s go to the alumina side and look at how alumina is doing.

Remember, alumina, we’ve already seen had a pretty balanced picture. That continues to be, but we also see, and we start to see that last time already, pockets of short positions, particularly in the western world. That’s reflected in spot prices going up. We actually have seen spot prices to be around a level of $310, $325 per ton. China here is in a modest surplus. This will go away once the smelter restarts are coming into full swing and they will find balance again and also put a little surplus in perspective, if you net it out with the western world, that’s one thing and the other thing is put it in perspective with the 70 million tons of annual demand and aluminum, we’re talking about less than 1% that we are seeing here.

One thing is also noteworthy here. If you look at the imports from the western world, our view is it’s going to ramp up to 5 million tons in total for China and what — the reason why that is happening, because the domestic prices have not given enough of an incentive to have Chinese refineries to restart. A very rational economic behavior that we are seeing there. Let’s look again also on the aluminum market through the first half to second half comparison. Here it’s actually telling the same story over again, focus on shortage in the west and really negligible short — long position in China, which will as I said before – be eaten up pretty fast by the smelter restart. Okay. Let’s also turn to something else, which is a little bit more complicated to understand, but we try to do a better job to explain it well.

Everybody these days is talking about inventory, and, and let’s go into an inventory description. Okay. The inventory slide is already on this green — I’ve shown that, the same slide last time. This is an update of it. What it basically shows is the accumulated inventories in our industry, inventories in our industry. Breaks it down by producer inventories, Japan Port, Shanghai, and the LME exchange.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

The transparency there, we have been able to get in our industry has really substantially improved over the last 20, 30 years. So this gives you a pretty good picture of what is going on. And the interesting thing, let me point out to you if you look at the, if you look at the respective slices, the producer stocks as well as the Japan Port stock, are near an all-time low. So what really has been going up, but actually slightly, up slightly higher compared to last time, but was a slowed down pace as the LME. And always keep in mind, the LME is not something where you put something in today and you pull it out tomorrow. Most of the things that are stored in the LME are either contractually or logistically constrained.

So don’t think of it as a capacity which is easily accessible. The reality is the accessibility is pretty limited and it requires a substantial amount of uptick in the premiums to have incentive enough for people to break basically the contract that they are having there. One additional thing, which is not on that chart and actually would have been too full — otherwise look at the US distributor stocks. US distributor stocks have now fallen further and they have now come to an all-time low. They have declined to a 56% level of where the peak was in October 2006.

So the supply chain is really tight. And let’s look at what happens in the supply chain and let’s talk a little bit about the ripple effects that are happening there. Destocking in our industry is a pretty long value chain and, and it ripples through the value chain into — from the downstream to the upstream. What you see reflected here, we’ve chosen an example here, and just calculated it for the purposes of better explanation of how this ripple effect works. We’ve used an example here of a refrigerator. We’ve assumed here in this example that refrigerator production goes down by 5%. Refrigerator producer decides we’re going to reduce our production by 5%. Now, it ripples through to the next levels in the value chain, kind of up the value chain to the distributor – rolled sheet – then to the rolling mill with rolled sheet – and then to the smelter. And that leads several months after that, it leads to a minus 42% decline in smelter orders through that effect that you have here in the supply chain.

As I told you, the supply chain currently is very, very thin. So we believe, we believe that it’s going to need to be refilled, right? So obviously what we are seeing here is one direction, from a negative point of view, you could actually play it also the other way what’s going to happen once demand starts to kickback, back in again. And that’s — we wanted to add that and that’s actually also what we see a little bit already happening here and shown on the next slide here. On the left-hand side, we have shown the, basically the, the shipments, cumulative shipments from the start of this year broken down, Europe, Japan, and the United States. What you see is February was at least for the United States clearly the bottom. If you compare February to today, you see an increase of shipments by 14%.

If you now go to the right-hand chart and look at the premiums, and the premiums is the best indicator of regional tightnesses, where markets come together, and find reactional price. And again, broken down by Midwest, which is indicated for US, Japan and Europe. Midwest premium year to date has gone up by 30%. Japan, 114%. And Europe, 209%. That’s a clear indicator that something good from our point of view is happening in that market. This has reached levels that we have not seen well before the crisis. So that concludes the view on what’s happening in the aluminum industry.

So let’s now focus on what has Alcoa done in the third quarter, and that’s quite a bit. That’s the chart that I’m pretty sure many of you have seen and the Alcoans have learned it by heart. We call it our seven promises or our holistic program. This is what we put in place when the crisis just started to hit, which we, we started with the response very early. And it really has two — I always call it engines that this thing fires on. On the left-hand side, you see our operational engine. Pretty much fires on improving the cost structure. On the right-hand side, the financial engine, that’s there to strengthen our balance sheet. Let’s go through in Q3, you really do see that all of those things that we have been driving have really made an impact on the third quarter performance. Why don’t we go through some of those, particularly on the operational side and gain more of an understanding on the details.

Let’s go to procurement. Certainly the biggest one on the cost improvements side. We said when we started this project, we said we’re going to change a lot of things on the procurement side and that’s why we feel confident that in two years, we will be able to get 2 billion out of the system here. Then we said, okay, we’re going to get 75% of it, $1.5 billion, we’re going to get into 2009. Now, look where we are in 2009. We are at a saving of $1.6 billion in the third quarter of 2009, which already is at 107% of our target. And don’t forget, this numbers are volume adjusted. If you took — if you have the same volume we had last year, we would be talking about an impact of $2.5 billion by now.

This achievement, and that holds true for all of the others also, are critically important, because as Chuck showed in the bridges, we have also been facing pretty substantial head winds in the quarter. Those are things that we can’t influence, but we have to respond to it and we have to adjust and the way we operate to it, rising currency has been the biggest one and energy price is the second biggest one. And we are very, very happy with our good performance on all of those cylinders. We have really been overcompensating the head winds that we have been having there. Let’s go to the next one, overhead.

On the overhead side, we did something very simple. We said it’s going to go in two phases, first phase is a haircut, 20%, basically, for everybody on the overhead side. That brought us to a target of $400 million in two years. We said half of it we want to get in this year. And look at what the Alcoans have done, they have chipped in $375 million in Q3. 188% of the 2009 performance, almost at the level of the 2010 savings, which we

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

said we only want to reach in actually five quarters, five quarters from now. Reason why that worked is rapid reduction in personnel and expenses, and I can sense from the organization that people feel they are so close to the 2010 target, maybe we can get it done this year and everybody certainly is fighting for that.

Let’s go to the next one. Capital expenditures, those that have been following us for quite a while know we have been coming out of a phase of pretty substantial capital expenditures, which is reflected in the 2008 numbers of $3.4 billion. We said we got to bring this down to $1.8 billion, but we don’t want to sell our future for the present. We want to complete those projects that we have started and I had come to those.

Where are we today? We’re at $1.259 billion spend, we are pretty optimistic that we will get the $1.8 billion or even say a little bit below that. And then the most important thing on the run rate, we believe we can run this Company at an $850 million run rate capital expenditures without compromising the substance of the system.

So — as I said, I’m going to talk about this more because we have quite a number of projects that we have commissioned this year and which are worthwhile to note for, for Alcoa’s future. Last, but not least, on the improvement side, working capital. Big, big improvement. We actually said, and that was pretty fairly ambitious, we said the target that we’re going to get $800 million working capital out this year and look at where we are. We are at $780 million in the third quarter and if you look at where it comes from, it pretty much comes from all the levers that you have. There’s not one that we are missing out. Comes from inventory reduction, receivable optimization and same thing on accounts payable, all going really, really well. So let me summarize then.

I think this is an exceptional performance. We are really firing on all cylinders. We are hitting every target, in spite of the significant head winds, and we will work very, very hard to meet or exceed our 2009 targets and continue to pursue those goals. Those are the right ones to improve the bottom line and improve the balance sheet.

I want to take a breath here and then go into something else. While we were fighting the downturn, we never forgot that there’s also a future after the downturn — for Alcoa. We are around for 120 years, we’re going to be around for the next 120 years, and this is about positioning the Company for the future. So we never compromised on following on those growth opportunities, which we believe in, which we believe are going to be bringing us and future generations after us, good returns. And I would like to show some of those, because they have been coming to a close or almost close in the last quarter.

Let’s go to the first one. It’s actually two that are on this page, and those two are both in Brazil. We’ve been commissioning two of the biggest alumina projects in the recent history. On the left-hand side, you see our Juruti mine, in the middle of the Amazon. The Juruti mine is a classical example of how our industry works. This mine that we are, have been bringing online now will deliver high quality bauxite for the next 100-plus years. It has, once we ramp it up — actually it has — as you can see here on the pictures, they are too small to describe on what magnitude of work has been going into that, 50-kilometer railroad line, washing plant, ship loader and a port. Once we’ve ramped it up, this will get 2.6 million of production, and it has the opportunity, given the bauxite reserves that are there, to expand it up to four times the size. Good news is the first shipment has left Juruti as of last weekend.

It’s on its way to the right-hand side to Alumar, where we are expanding our Alumar Refinery, also the north of Brazil, and this has a capacity of 2.1 million. That’s the expansion, and when you look at the expansion dynamic or competitiveness, that’s probably a better way to say it, the expanding capacity is in the first quintile of the cost curve in refining. Once we have completed this all, and all of this is ramped up and nice and running, and added to our alumina system, this will get the Alcoa alumina refining system down in the first quartile.

Let me add one other thing here. For those that are a little bit familiar with the terrain, particularly for the Juruti mine, building a mine like that and the way and the sustainable way we’ve done that really makes me proud of how we live our values and those that have worked with us know that environment health and safety are enormously important, and I think we’ve lived up to our own expectations there, as we have — can see there and as we also have seen was the smelter that we just opened about 1.5 years ago — and it’s really very, very important to us. We don’t compromise on that.

Let’s go to the next expansion. We’ve inaugurated the flat-rolled product facility in Bohai, China. I’ve personally been there, and attended the opening ceremony. This facility will serve the Chinese domestic market as depicted here. Lithographic, transportation, electronic and packaging. It has the world’s most sophisticated lithographic line. It will basically replace imported sheet; there is no other producer in China that can do that at this point in time. Total invest here is $300 million and will create value for us in the fast-moving and very attractive market, namely China.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

Let’s go to the next one. In Russia, late June, we commissioned the high-quality coated sheet line in the Samara facility, going to serve the packaging market, basically going to supply everything that you need to put a can together, basically serving the markets for beer and soft drinks. We are the only domestic can sheet producer in Russia. And on top of it, we can offer a full range of body and end and tab product.

Nobody can do that in Russia. The total invest in Russia is now $750 million. It’s actually a very, very important milestone that was achieved. And I applaud the Russian team for having achieved another important milestone again this quarter. This quarter marks the second consecutive quarter where Russia, Alcoa Russia in total, has been positive free cash flow.

Put that all together, you are talking about a new mine in the Amazon, talking about an expanding, refinery, in the Northern part of Brazil, talking about a rolling mill in China, talking about a rolling mill in Russia. One thing I don’t have a chart on, but I don’t want to miss, we’re talking about taking the owner, full ownership of the refinery in Suriname. All of those are important growth projects that are going to carry way over quarters and quarters and quarters for this Company.

Let’s go to the next chart, because I would like to touch on one other point that’s equally important for Alcoa’s future, and that’s something that I think I need to explain a little more. Recently, regional jet maker has made the following decision. Mitsubishi announced a redesign of their regional jet and they are — they announced they will be using aluminum wings instead of composites, which they had originally planned. The company cited for that decision that it’s the flexibility, the wing box design, the fuel consumption advantages, and in essence, they said it’s about weight and cost. That’s why we decided to go, to go that route.

The other interesting thing here is you can be absolutely sure that Mitsubishi has not taken that decision lightly, because Mitsubishi is the global leader in manufacturing of large body composite wing sets. And if you look at that and then if you look at recent decision that Bombardier has taken, that they are going to do their new C-series plane with aluminum litho-fuselage to be precise, with aluminum lithium, it clearly shows aluminum is still the material of choice when it comes to aerospace. Good news is also, we have worked to stay in that position. We continue to introduce strong, lighter, more cost efficient solutions like our aluminum, new aluminum-lithium alloys, which show better performance, lower cost versus composite, pretty much on all aerospace applications.

And Alcoa will continue to innovate not only in this space of plate here, but also when it comes to aerospace structures, our leading position in fasteners, turbine components, we are very well positioned for the next generation aircraft. That’s also shown by the recent announcement, I think we put it out yesterday, that we announced a technology agreement with COMAC. COMAC is the commercial aircraft corporation of China and this is particularly around the C-919 jumbo airplane, as they call it, kind of comparable to the Boeing 737 and the A 320.

So let me close with that summary slide here. Let’s talk about the fundamentals. We see the end market stabilizing, the aluminum demand is improving 11% second half versus first half, supply/demand gets more in balance, and LME structure is stabilizing. That’s the environment. Now, what is Alcoa doing to strengthen in the downturn? We are fulfilling our seven promises. On all of those aspects, we are on or above target, plus we continue to improve our strategic position. I’ve talked about those expansions there. Let me close with that and open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Michael Gambardella with JPMorgan. Please proceed.

Michael Gambardella - JPMorgan - Analyst

Yes, good afternoon, and congratulations on a number of fronts, but most importantly, congratulations on not forgetting about the head winds and taking those into consideration and even exceeding your targets there, despite that head wind. I have a question in regards to the flat-rolled operations. Flat-rolled, as you mentioned, was profitable. This is the first time in four quarters that we’ve seen the flat-rolled operations go into the black. You mentioned the cash flow impact from Russia, but can you mention the earnings impact from Russia in the quarter?

Charles McLane - ALCOA Inc - EVP, CFO

Well, they are not profitable, Mike, without breaking out every single one of the individual locations that we had. They are not profitable yet, and it’s basically because they are operating at less than 50% of the capacity there. They have taken out significant head count. They have got a new

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

Russian team in place, and all the equipment is in place and ready to go right now. The only thing we’re waiting on is the Russian economy to recover. So they’re still in a loss position, but they are fully on board with the rest of Alcoa and making sure that they generate cash on a quarterly basis.

Klaus Kleinfeld - ALCOA Inc - President, CEO

To be, to be more detailed on that, Mike, it’s a good question, and thank you for also pointing out the head winds. I think we hope that we’ve done that in a clear way because they are there and people should not just think that the decreasing value of the dollar is necessarily a good thing for all US businesses, certainly not for us. Looking at Russia, I mean to give you some numbers on that, the head count — if we reduce the head count numbers, December 2008 by 22%, right, which basically means taking 2000 people out there again and down to now a total Russia 6000 people roughly, they change the metal supply price, have a new agreement with Rusal, they reduced the inventory by 59% compared to the beginning of the year, and they have improved the end market pricing with a new agreement with our customers. So those are the actions that the team has taken and I totally agree with what Chuck said. They are working very, very hard. The economy, actually on the economy side, the Economics Minister, Ms. Nabiullina has just come out and basically projected roughly about 4% GDP growth for the second half of 2009, which still means that Russia is going to, on the year basis going to be negative. But with the assets that we have there, just described them, we are unique and once the market picks up, we are enormously well positioned, Mike.

Operator

(Operator Instructions). Your next question comes from the line of Charles Bradford with Affiliated Research Group. Please proceed.

Charles Bradford - Affiliated Research Group - Analyst

Hi. I would like to ask you about the share count. It had been my impression that once you got into the black all the shares would become diluted and you would have a share count closer to 1060 or even higher, and that didn’t happen. What should we expect for the fourth quarter?

Charles McLane - ALCOA Inc - EVP, CFO

Well, you’re exactly right. The accountants make you go through and look at it and determine whether it’s dilutive or antidilutive, right, and so by using them, it would have been antidilutive. If you notice this time, it did go up a few million because of the option, stock options that are in the money in the calculation that you go through. Because they were dilutive. So they had to be added in this time, where they weren’t last time when we were in a loss. But it’s not just the shares that you add in.

But it’s the after-tax interest costs and so you make a calculation on both of those. If it’s dilutive, you use it. If it’s antidilutive, you don’t. And that’s why they weren’t picked up. So it will depend on that calculation in the fourth quarter, Chuck.

Operator

Your next question comes from the line of Tony Rizzuto with Dahlman Rose. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Hi, guys. Wonder if you could just go over the primary price realization again. I just want to make sure that we’re looking at it correctly and how we think about that going forward. I know you had a shorter lag period this time. What is in there? Is there anything else besides the LME and the premia?

Charles McLane - ALCOA Inc - EVP, CFO

No, there’s not, Tony. We looked at it this time. It’s really — when you look at it and the change between our realized price and then the change between a zero lag, 15-day lag and 30-lag, you do that on a quarterly basis, you’re going to see minor deviations from quarter to quarter and it all

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

has to do with the mix of value-added products you’re selling and the mix of where you are selling those and what regions they are in. So, in reviewing that in this time with the primary group, I mean it’s within the normal mix and there’s nothing odd in there.

Operator

Your next question comes from the line of Paretosh Misra with Morgan Stanley. Please proceed.

Paretosh Misra - Morgan Stanley - Analyst

Hi. Thanks for taking my question. Just wanted to know what items are included in that $123 million other income in your income statement. Thanks.

Charles McLane - ALCOA Inc - EVP, CFO

Okay. The biggest portion of that is the Suralco gain, which is partially offset by taxes and noncontrolling interest. That’s the biggest portion that’s in there. That was the $58 million.

Operator

Your next question comes from the line of Jorge Beristain with Deutsche Bank. Please proceed.

Jorge Beristain - Deutsche Bank - Analyst

Yes, good afternoon. It’s Jorge Beristain with Deutsche Bank. Congratulations on a very [good] quarter. My question is about the Primary Metals business. It seemed this quarter definitely things got above water, helped by the surge in the LME price. And as you pointed out on Page 26 of your presentation, I was just wondering if you could give us some more color as to what you alluded to in your presentation about those LME stocks being contractually, or geographically restrained, and if you could give us an idea anecdotally of the tightness of the market, particularly in the US in terms of lead times as to how much of that LME metal is truly tied up in contracts at this time.

Klaus Kleinfeld - ALCOA Inc - President, CEO

That’s good, that’s a good question, Jorge. We’ve put the slide on the screen so everybody can see it again. What you do see here, number one, is that the mix and the way the stocks are held today has changed, whereas in the past, we had much more on the producer side as you do see that the LME has reestablished itself as the primary place to hold it. And the reason why that has happened is because there is something attractive in the LME, because you can play the forward curve game here and you can make a nice financial return. We believe that about 75% probably what you see in the LME is in some way, shape or form contractually bound and this can go to a couple of months, to some years as we saw out there.

And the best reflection of what is going on, Jorge, is on the next slide. I think it was my next slide. Can we put the next slide on, which shows — no, the one after that. Yes, that one, exactly. Here on the right-hand side, Jorge, you see the regional premiums. That’s what, that’s what’s meant with the logistical issues, because sometimes you have the warehouse sitting in place A and the demand sitting in place B. Obviously it’s going to be very difficult to match that, particularly when you have a very, very tight supply chain and it’s not buffered off, buffered off by distributors. That’s why people are willing to pay those regional premiums there. I mean nobody in a healthy mind otherwise like you see here in Europe, the premium of 209% year to date basis, Japan 114 and US even up also 30%, that’s an indication of the tightness and that’s what I was describing there. So that’s where you see those things are real and the reason why things are real is actually on this chart on the left-hand side, because you really see the demand is coming back.

Jorge Beristain - Deutsche Bank - Analyst

Okay. Thank you.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Brian Yu with Citi. Please proceed.

Brian Yu - Citigroup - Analyst

Thanks, and congrats on the strong results, guys. My question, Klaus, relates to Jorge’s question about the LME inventories. We know the product’s there. It’s not readily available to the physical market. But does this influence your decision about restarting any kind of capacity, even under higher aluminum prices, given the potential to flush out that product?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Brian, that’s a very, very good point. Let me reflect on that a moment. We have, and I think Chuck showed it in his slide, we have curtailed more than 20% of our smelting capacity, just to give you the reference there, the industry average is around 17%, and we’ve shown a couple of quarters ago, we’ve shown how we have done the decision. And we do the decision basically not just smelter, but pot line by pot line, almost pot by pot and we do it on a cash, cash basis, and there’s a number of factors that go into that and at this point, in going to the curtailment decision and reverse also the decision to restart, we believe, and we look at this pretty much every day and also on a regional basis, at current price level, we don’t feel that this is conducive for any restarts, right? And so that’s, that’s where we are.

What we also see, and that’s a different story, is the China situation. There is clearly a different situation, we believe of really two markets and we see that China has acted enormously fast and quick, when it started to curtail capacity, there contained 2.3 million tons and then the massive stimulus came in. That’s what led them to be forced to import 1.3 million tons through September because demand picked up. They are now bringing up, restarting the capacity because the whole idea is to have supply/demand balance. So that’s a different story really on China compared to the western world. In the western world, clearly we don’t believe the current price levels are conducive.

Thank you, Brian.

Operator

Your next question comes from the line of Kuni Chen with Banc of America-Merrill Lynch. Please proceed.

Kuni Chen - Merrill Lynch - Analyst

Hi, good evening, everybody. Just a question going back to the LME inventories, if we look at the weekly rate of change, the inventories have generally been coming down over the last five weeks or so. Do you see this as a sign of improving demand, or is this really more of an inventory shift going from LME to non-LME warehouses?

Klaus Kleinfeld - ALCOA Inc - President, CEO

We don’t see an inventory shift going from LME to non-LME. We believe that the transparency in the market is much, much higher than what it used to be in the 1994 crisis, for instance, where I have heard anecdotally there was a lot of metal stored at very odd places that we don’t believe that that is happening at all at this point in time. You actually see it hovering around 4.5, 4.6 million. I’m talking about LME, inventories. And you also saw on the chart that I just put up, I don’t want to do it again, you actually saw where we were plotting the demand by different regions. Now, this has been going up by 14% if you plot it from the low point to the high point, high point this year. So we believe that there is end customer demand really responsible for that because the other thing that we are also seeing, that’s why I went so much in detail into the description of the distribution side, we don’t see the replenishment of the stocks. So that’s not what is driving that, that additional demand, Kuni.

Operator

Your next question comes from the line of David Lipschitz with CLSA. Please proceed.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

David Lipschitz - CLSA - Analyst

Thank you. Hello, everyone.

Charles McLane - ALCOA Inc - EVP, CFO

Hi, David.

David Lipschitz -CLSA - Analyst

A question for you in terms of the end markets, where do you see the auto areas, that was up big last quarter with Cash for Clunkers over and things like that, is it going back to pre-Clunkers level or still a little better?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Well, look, I mean we’re — I would rather leave that to the folks that are in the end market business. What we do see, however, is that Cash for Clunkers has been a big success pretty much everywhere, where they have done it. I mean people — some people actually were surprised when in the US Cash for Clunkers came to an end, end of August and then September dropped. Hey, that’s kind of totally expected because it was a big stimulus. It was a short burst, and when it comes to an end, things are going down. At the same time, when you look at the numbers that have recently been put out, if you detail the 40% decline in September and break it down into different type of, different type of producers, you actually have producers with a numbers have gone up. You actually have producers where the numbers have gone up double-digit.

So there must be traffic going on there. That’s one thing, right? It’s all kind of the spell. I can’t buy an automotive these days in the US — the spell in a way has been broken by the stimulus program in a good psychological way. That’s one thing.

The second thing is the inventories are literally empty. You don’t see any new cars. When you drive around here in New York area, you almost don’t see any new cars on the dealers’ property. The dealers cannot afford to have that. If the demand is going to continue to go up, they will have to replenish their inventory. That’s when you will start to see this kind of ripple effect starting to come through the system and we also had some announcements from some automotive manufacturers particularly for their more, the models that were more hotter in demand that they are restarting the production.

So that’s where we’re seeing this. And don’t forget the other thing I just said to Maria Bartiromo today, the other thing is when you talk about aluminum, that’s why we’re — that’s why we have it in here. The end markets, we don’t have the end markets in the presentation because we want to talk about the end markets. We really are interested in how much aluminum goes into those end markets. And we’re seeing another trend that, there is no way around. If you want to do light weighting and still have a secure, safe car, which people want, you know, there’s no way around light weighting.

That’s the reason why there’s gazillions of people knocking on our doors and wanting to sit down with us. Magna had a technology meeting going on today with our technical experts, and Thursday I think we have a meeting with the Chinese company BYD, who is — who is enormously interested in our light weighting capabilities. Remember, we have — I showed it in a previous quarter. We have a strategic partnership with Yutong Bus in China. Big growth market. They have brought out this all-aluminum bus so that’s all good and always has to be kept in mind when you think about the future for us there.

Matthew Garth - ALCOA Inc - Director, IR

David, thank you.

Operator

Your next question comes from the line of Navaneel Ray with TIAA-CREF. Please proceed.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

Navaneel Ray - TIAA-CREF - Analyst

Hi. My question has been answered. Thank you.

Charles McLane - ALCOA Inc - EVP, CFO

Thank you.

Operator

And your next question comes from the line of Harry Mateer with Barclays Capital. Please proceed.

Harry Mateer - Barclays Capital - Analyst

Good afternoon. I was wondering if you could talk a little bit about your liquidity and specifically any update you can give us on the $1.9 billion 364-day facility.

Charles McLane - ALCOA Inc - EVP, CFO

Yes, right now, we’re not planning on renewing that. Basically if you look at our liquidity position right now and you look at terms that are coming due over the next couple of years, and as Klaus said, we’ve been fulfilling all of our cash sustainability objectives. So right now we’re, we’re generating cash, from cash from ops. We’ve gotten through the tail end of our capital expenditures program and our growth projects. We’ve got 1.1 billion in the bank and, you know, if things were to change, we could go back at that any time we wanted to. But right now, we’re not looking to renew.

Operator

And that’s all the time we have for questions. I would like to thank everyone for their participation in today’s conference. This concludes the presentation. Actually, we have Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, thank you very much, and we’ve seen that there was a huge interest this time in Alcoa and our numbers, highly appreciate it. Also appreciate some of your very thoughtful comments. Really, as you know, it’s important for the whole management team to have a good dialogue with our investors and one thing you can be sure, and I think that those that know us better know that we will continue to execute against what we promise and to let, keep our fingers crossed that the head winds will not go overboard and personally, let’s all keep our fingers crossed that the economy will continue the path out of the situation that we have been in the way we describe it today because it’s just going to be much better place for all of us. Thank you very much for listening in, and see you soon. Bye.

Operator

Thank you, everyone. This concludes the presentation. You may now disconnect. Have a great day.

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Oct. 07. 2009 / 5:00PM ET, AA - Q3 2009 ALCOA Inc Earnings Conference Call

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